Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Artisoft, Inc.

     We consent to the incorporation by reference herein of our report dated August 9, 2001, relating to the consolidated balance sheets of Artisoft, Inc. and its subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in Artisoft, Inc.'s 2001 annual report on Form 10-K, and to the reference to our firm under the heading "Experts" in the prospectus.

                                        /s/ KPMG LLP

                                        KPMG LLP


Boston, Massachusetts
January 11, 2002